OCEAN CITY HOME BANK

SUPPLEMENTAL SALARY CONTINUATION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into on January 21, 2014 by and between OCEAN CITY HOME BANK, a federal stock savings bank located in Ocean City, New Jersey (the “Bank”), and STEVEN E. BRADY (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank and to ensure parity in the retirement benefits available to the Executive relative to other employees of the Bank, the Bank is willing to provide an additional salary continuation benefit to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

1. 1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

“Benefit Amount” means an annual benefit of $45,000.

“Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

“Change in Control” means a change in control as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(i)	Change in ownership: a change in ownership of the Company or the Bank occurs on the date any one person or group accumulates ownership of Company stock constituting more than 50% of the total fair market value or total voting power of Company stock, or

(ii)	Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Company stock possessing 30% or more of the total voting power of Company stock, or (y) a majority of the Company’s or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s or the Bank’s board of directors, or

(iii)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s or the Bank’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company or the Bank assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s or the Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s or the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Ocean Shore Holding Co. or its successors.

“Disability” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Normal Retirement Age” means the Executive’s 65th birthday.

“Normal Retirement Date” means the later of the Normal Retirement Age or the date of the Executive’s termination of employment.

“Plan Year” means the calendar year.

“Separation from Service” means a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would performed after a certain date or (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

“Year of Service” means each twelve (12) month period after the effective date of this Plan during which the Executive is employed on a full-time basis by the Bank, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Following the Executive’s Separation from Service on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1.

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2.1.1 Amount of Benefit. The monthly benefit under this Section 2.1 is the Benefit Amount.

2.1.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments on the first day of each month commencing with the month following the Normal Retirement Date and continuing for the Executive’s life with a guaranteed payment of 240 months.

2.2 Early Termination Benefit. Following the Executive’s Separation from Service before the Normal Retirement Date for reasons other than Cause, death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Benefit Amount multiplied by a fraction, the numerator of which is the Executive’s actual Years of Service (including partial Years of Service) from and after the effective date of this Agreement and the denominator of which is the Executive’s Years of Service determined as if the Executive had continued employment to the anniversary of the effective date occurring in the Plan Year in which the Executive will attain age Normal Retirement Age.

2.2.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments on the first day of each month commencing with the month following the Executive’s Separation from Service for reasons set forth in Section 2.2 and continuing for the Executive’s life with a guaranteed payment of 240 months.

2.3 Disability Benefit. Following the Executive’s Separation from Service before the Normal Retirement Age due to the Executive’s Disability, the Bank shall pay to the Executive the benefit described, in this Section 2.3.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the benefit calculated under Section 2.1.1 as if the date of the Executive’s Separation from Service were the Normal Retirement Date.

2.3.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments on the first day of each month commencing with the month following the month in which Executive attains his Normal Retirement Age and continuing for the Executive’s life with guaranteed payment of 240 months.

2.4 Change in Control Benefit. Upon the Executive’s Separation from Service before the Normal Retirement Age following a Change in Control, the Bank shall pay to the Executive the benefit described, in this Section 2.4.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Benefit Amount.

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2.4.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments on the first day of each month commencing with the month following the date of the Executive’s Separation from Service for reasons set forth in Section 2.4 and continuing for the Executive’s life with a guaranteed payment of 240 months.

2.5 Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for Cause.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The annual benefit under Section 3.1 is the Benefit Amount.

3.1.2 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary in monthly installments on the first of each month commencing with the month following the Executive’s death and continuing for 239 additional monthly payments.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all guaranteed payments or if the Executive had terminated employment due to Disability prior to his death and before Normal Retirement Age, the Bank shall pay the remaining benefits to the Executive’s designated beneficiary at the same time they would have been paid to the Executive had the Executive survived; provided, however, that if the Executive was entitled to a benefit under Section 2.3 of this Agreement, such benefit shall be payable to the Executive’s designated beneficiary on the first day of the month commencing with the month following the Executive’s death.

3.3 Coordination of Benefits. Notwithstanding anything in this Agreement to the contrary, no benefit shall be payable under this Article 3 or otherwise if, on the date of the Executive’s death, Executive is eligible to receive benefits under a split dollar life insurance agreement between the Executive and the Bank which is in effect on such date.

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Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

Claims and Review Procedures

5.1 Claims Procedure. The Bank shall notify the Executive or Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Bank determines that, the Executive or Executive’s beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive or Executive’s beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Executive or Executive’s beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

5.2 Review Procedure. If the Executive or Executive’s beneficiary is determined by the Bank entitled to greater or different benefits, the Executive or Executive’s beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Executive or Executive’s beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Executive or Executive’s beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Executive or Executive’s beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Executive or Executive’s beneficiary of its decision in writing within the sixty-day period, stating, specifically the basis of its decision, written in a manner calculated to be understood by the Executive or Executive’s beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Executive or Executive’s beneficiary.

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Article 6

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 7

Miscellaneous

7.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and beneficiaries, survivors, executors, administrators and transferees. The Bank or any parent of the Bank, acting on behalf of the Bank, shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

7.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any, manner.

7.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the law the State of New Jersey, except to the extent preempted by the laws of the United States of America.

7.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

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7.7 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Notwithstanding the foregoing, the benefit provided under this Agreement is in addition to the benefits provided to the Executive under his Amended and Restated Salary Continuation Agreement dated as of June 18, 2008.

7.8 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

7.7.1 Interpreting the provisions, of the Agreement;

7.7.2 Establishing and revising the method of accounting for the Agreement;

7.7.3 Maintaining a record of benefit payments; and

7.7.4 Establishing rules and prescribing any forms necessary or desirable to administer Agreement.

7.9 Payment of Legal Fees. All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if the Executive is successful pursuant to a legal judgment, arbitration or settlement.

7.10 Special Change of Control Requirements. In the event of a Change in Control of the Bank or the Company, the Bank shall make contributions to an irrevocable trust established with respect to this Agreement in an amount sufficient to fund the Executive’s benefits under this Agreement (as determined by the Bank’s independent accountants), and, thereafter, the trustee of such trust shall be responsible for the payment to the Executive of any benefits to which the Executive is or becomes entitled to receive under this Agreement; provided, however, that to the extent the assets of the trust are at anytime insufficient to fund the Executive’s benefits, the payment of such benefits shall remain an obligation of the Bank (or any successor thereto).

7.11 Payment to Specified Employee. For purposes of Section 409A, the Executive’s right to receive payments of compensation pursuant to this Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment. If the Executive is a “specified employee” (determined in accordance with Section 409A and Treas. Reg. Section 1.409A-3(i)(2)) as of the Executive’s Separation from Service, and, if after taking into consideration the other exceptions to the application of Section 409A (such as the severance pay exception or the short-term deferral exception) any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (i) the Executive’s death and (ii) the first business day of the seventh (7th) month immediately following the Executive’s Separation from Service.

7.12 Special Rules Relating to Section 409A of the Code. The Bank intends this Agreement to conform in all respects with Section 409A of the Code in both form and operation. Notwithstanding any other provision in this Agreement, the Bank reserves the right to amend any provision of the Agreement or take any other action the Bank deems appropriate to ensure compliance with Section 409A of the Code, including altering the time and form of any distribution.

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IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement, all as of the date written above.

OCEAN CITY HOME BANK

By:	/s/ Kim M. Davidson

Title:	Executive Vice President and Corporate Secretary

/s/ Steven E. Brady
Steven E. Brady

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